Exhibit 10.20

FIFTH AMENDMENT TO

MATADOR RESOURCES COMPANY

2003 STOCK AND INCENTIVE PLAN

The Board of Directors of Matador Resources Company, a Texas corporation (the “Company”), at a meeting duly called and held on February 13, 2008, has adopted and approved the following amendments to the Matador Resources Company 2003 Stock and Incentive Plan (the “Plan”).

The first sentence of Section 1.3 of the Plan shall be amended to read in its entirety as follows:

“The maximum number of Shares that may be issued under the Plan shall be 1,160,523, which may be from Shares held in the Company’s treasury or from authorized and unissued Shares.”

The Plan, as amended hereby, shall continue in full force and effect.

ADOPTED BY THE BOARD: February 13, 2008.

The foregoing amendment shall be submitted for approval by the shareholders of the Company at the Annual Meeting of Shareholders of the Company to be held on May 22, 2008.

APPROVED BY THE COMPANY’S SHAREHOLDERS: May 22, 2008